Exhibit 8.1

SHIPT TOWER 420 20TH STREET NORTH SUITE 1400 BIRMINGHAM, ALABAMA 35203 PHONE: 205.328.0480 FAX: 205.322.8007
www.bokerdonelson.com

January 11, 2021

Medical Properties Trust, Inc.

1000 Urban Center Drive, Suite 501

Birmingham, Alabama 35242

Re:	Medical Properties Trust, Inc.

Qualification as a Real Estate Investment Trust

Dear Ladies and Gentlemen:

We have acted as counsel to Medical Properties Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of the preliminary prospectus supplement dated January 6, 2021 (the “Preliminary Prospectus Supplement”) and the prospectus supplement dated January 6, 2021 (the “Prospectus Supplement”) to the registration statement and prospectus filed by the Company with the Securities and Exchange Commission on December 31, 2018 (collectively the “Registration Statement”). You have requested our opinion regarding certain United States federal income tax matters.

The Company, through MPT Operating Partnership, L.P., a Delaware limited partnership, (the “Operating Partnership”) and its subsidiary limited liability companies and partnerships, owns interests in healthcare facilities. The Operating Partnership owns MPT Development Services, Inc., a Delaware corporation, MPT Finance Corporation, Inc., a Delaware corporation and MPT Switzerland Holdings S.à r.l., a Luxembourg sociètè à responsabilitè limitèe and MPT Colombia TRS, S.L. a sociedad limitada formed under the laws of Spain. MPT Development Services, Inc., MPT Finance Corporation, Inc., MPT Switzerland Holdings S.à r.l. and MPT Colombia TRS, S.L. have made joint elections with the Company for each to be a taxable REIT subsidiary for federal income tax purposes under Section 856(1) of the Internal Revenue Code of 1986, as amended (the “Code”).

In giving the opinions rendered below, we have examined the following documents:

1.

The Company’s Articles of Incorporation filed on August 27, 2003 with the Department of Assessments and Taxation of the State of Maryland, as amended and restated by Second Articles of Amendment and Restatement filed on March 29, 2004 and as corrected by the Certificate of Correction to the Second Articles of Amendment and Restatement filed on January 3, 2005, as further amended by Articles of Amendment to

ALABAMA     FLORIDA     GEORGIA     LOUISIANA     MISSISSIPPI     TENNESSEE     TEXAS     WASHINGTON, D.C.

Medical Properties Trust, Inc.

January 11, 2021

the Second Articles of Amendment and Restatement filed October 20, 2005, Articles of Amendment filed January 9, 2009, Articles of Amendment filed January 30, 2012, Articles of Amendment filed June 23, 2015, Articles of Amendment filed August 4, 2015 and Articles of Amendment filed November 4, 2019;

2.	The Company’s Second Amended and Restated Bylaws, as amended;

3.	The Preliminary Prospectus Supplement;

4.	The Prospectus Supplement;

5.	The Registration Statement;

6.

The First Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated February 29, 2004 and all amendments thereto and the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated July 31, 2007 (the “Operating Partnership Agreement”), as amended; and

7.	Such other documents as we have deemed necessary or appropriate.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	except for the Company, for which no assumption is made, each partner of the Operating Partnership (a “Partner”) that is a corporation or other entity has a valid legal existence; and

3.	each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations and covenants contained in that certain certificate dated January 11, 2021 executed by R. Steven Hamner as Executive Vice President and Chief Financial Officer of the Company (the “Officer’s Certificate”). To the extent such representations and covenants speak to the intended ownership or operations of the Company, we assume that the Company will in fact be owned and operated in accordance with such stated intent.

Medical Properties Trust, Inc.

January 11, 2021

Based on the documents and assumptions set forth above and the factual representations set forth in the Officer’s Certificate, we are of the opinion that:

(a)

The Company is and has been qualified to be taxed as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code commencing with its initial taxable year ended December 31, 2004, and the Company’s current and proposed method of operations as described in the Registration Statement and as represented to us by the Company satisfies currently, and will enable the Company to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code; and

(b)

The descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” under the subheadings “Taxation of Our Company,” “Requirements for Qualification,” “Other Tax Consequences,” “Income Taxation of the Partnerships and Their Partners” and “Taxation of Our Stockholders” are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the common stock of the Company.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Treasury regulations promulgated thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of the securities of the Company pursuant to the Registration Statement (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior express written consent.

Medical Properties Trust, Inc.

January 11, 2021

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Company’s Current Report on Form 8-K dated January 11, 2021. We also consent to the references to Baker Donelson, Bearman, Caldwell & Berkowitz, P.C. under the captions “United States Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of the persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Baker Donelson, Bearman, Caldwell & Berkowitz, P.C.